Exhibit 99

Press Release

January 28, 2011

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES ANNUAL MEETING DATE AND RESULTS FOR 4TH QUARTER AND YEAR 2010

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank, reports net income available to common shareholders of $2.9 million or $0.17 per share for the fourth quarter of 2010 compared to $2.2 million or $0.13 per share for the same quarter in 2009.

The fourth quarter results included a provision for loan losses of $650,000. The Company also recognized additional write-downs on other real estate owned of $959,000 during the fourth quarter, based on updated appraisals on several commercial properties and continued weakness in the commercial real estate market.

For the year 2010, net income available to common shareholders was $11.1 million compared to a net loss of ($16.9) million for 2009. Earnings per common share for 2010 were $0.64 compared to a loss per common share of ($0.97) in 2009. The net loss for 2009 included a second quarter after-tax charge for goodwill impairment that totaled $18.4 million.

“We continue to be pleased with the progress being made and the direction in which we are headed,” commented David Nelson, President and Chief Executive Officer. “Our nonperforming assets have declined by 37 percent during 2010. Although there could be bumps in that trend line, we believe the amount of nonperforming assets will continue to trend downward. We have enhanced our infrastructure to enable our bankers to spend more time on business development while others focus on credit underwriting and compliance. We are looking forward to 2011.”

During the fourth quarter, total nonperforming assets declined $3.9 million to $33.5 million.

Loans outstanding totaled $889 million at December 31, 2010, down from $1.02 billion a year ago. “Loan payoffs exceeded the demand for new loans during 2010,” stated Nelson. “We may see that trend continue for another quarter or so, but we believe our total loans will be higher at the end of 2011. We are actively seeking new business, both from existing customers and new customers.”

The allowance for loan losses as a percentage of loans outstanding as of December 31, 2010, was 2.15 percent. This is up from 1.87 percent at December 31, 2009. Management believes the allowance is adequate to absorb the losses inherent in the loan portfolio, although the economic environment will continue to be a significant determinant of future loan losses.

West Bank's deposits totaled $972 million at year end 2010 compared to $1.25 billion a year ago. Deposits associated with SmartyPig®, the online savings program developed by Des Moines entrepreneurs, totaled $187 million at the end of 2009. As previously reported, those deposits were transferred to a larger bank in the third quarter of 2010, at West Bank's request.

At its quarterly meeting on January 26, 2011, the Company's Board of Directors voted to forgo a common stock quarterly dividend. The Company paid a special common stock dividend of $0.05 per share in December 2010. The Company anticipates resuming quarterly common stock dividends at some point in 2011. The Company will pay the United States Treasury $450,000 on February 15, 2011 as a quarterly preferred stock dividend.

The Board also set the record date for the Annual Meeting of Shareholders as February 28, 2011. The meeting will be held April 28, 2011.

The Company and West Bank continue to be well-capitalized under all regulatory measures. West Bank's capital ratios also exceed the requirements of the memorandum of understanding with the Iowa Division of Banking. The following are the regulatory capital ratios as of December 31, 2010. Also shown are the average capital ratios for all banks in the United States with total assets between $1 billion and $3 billion as of September 30, 2010, the latest data available at this time.

					Requirements for		Average of
			Requirements to Be		West Bank		Peer
	Actual		Well-Capitalized		Per Agreement (1)		Group
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Ratio
As of December 31, 2010:
Total Capital (to Risk-Weighted Assets)
Consolidated	$180,413	17.7%	n/a	n/a	n/a	n/a	n/a
West Bank	162,682	16.6%	$98,102	10.0%	$117,723	12.0%	13.7%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	167,612	16.5%	n/a	n/a	n/a	n/a	n/a
West Bank	150,335	15.3%	58,861	6.0%	n/a	n/a	12.4%

Tier I Capital (to Average Assets)
Consolidated	167,612	11.8%	n/a	n/a	n/a	n/a	n/a
West Bank	150,335	10.7%	70,419	5.0%	112,670	8.0%	8.8%

(1) Per the memorandum of understanding with the Iowa Division of Banking and the FDIC.

The Company will file its annual report on Form 10-K with the Securities and Exchange Commission in early March 2011. Please refer to it for a more in-depth analysis of our results. It will be available on the Investor Relations section of the Company's website at www.westbankiowa.com when it is filed.

The Company will discuss its results for the fourth quarter and year 2010 during a conference call scheduled for 2:00 p.m. Central Time today, Friday, January 28, 2011. The telephone number for the conference call is 877-317-6789. A recording of the call will be available until February 14, 2011, at 877-344-7529, pass code: 447161.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratios. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by, or that include the words “believes,” “expects,” “intends,” “should,” “anticipates,” or similar references or references to estimates or predictions. Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission, the United States Department of the Treasury, the Federal Deposit Insurance Corporation, the Federal Reserve Board, and/or the Iowa Division of Banking; changes in the Treasury's Capital Purchase Program; and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	December 31, 2010	December 31, 2009
Assets
Cash and due from banks	$20,069	$27,923
Short-term investments	67,885	103,572
Securities	267,537	351,269
Loans held for sale	4,452	332
Loans	888,649	1,020,710
Allowance for loan losses	(19,087)	(19,126)
Loans, net	869,562	1,001,584
Bank-owned life insurance	25,395	25,400
Other real estate owned	19,193	25,350
Other assets	31,370	39,624
Total assets	$1,305,463	$1,575,054

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$230,277	$206,412
Interest-bearing:
Demand	142,031	162,305
Savings	313,850	442,137
Time of $100,000 or more	178,388	271,145
Other Time	107,526	164,618
Total deposits	972,072	1,246,617
Short-term borrowings	55,009	42,895
Long-term borrowings	125,619	145,619
Other liabilities	7,327	6,864
Stockholders' equity	145,436	133,059
Total liabilities and stockholders' equity	$1,305,463	$1,575,054

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income (Loss)	Dividends	High	Low
2010
1st quarter	$0.16	$—	$6.64	$4.80
2nd quarter	0.12	—	9.04	6.32
3rd quarter	0.19	—	7.28	5.51
4th quarter	0.17	0.05	8.19	6.13

2009
1st quarter	$0.14	$0.08	$12.40	$4.36
2nd quarter	(1.32)	0.01	9.50	5.00
3rd quarter	0.08	—	6.38	4.61
4th quarter	0.13	—	5.50	4.28

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Year ended
	December 31,		December 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009	2010	2009
Interest income
Loans	$12,699	$14,271	$53,215	$59,309
Securities	1,652	1,873	7,387	7,900
Other	95	137	541	521
Total interest income	14,446	16,281	61,143	67,730
Interest expense
Deposits	2,170	4,306	13,217	19,548
Short-term borrowings	40	80	210	320
Long-term borrowings	1,210	1,706	5,596	6,768
Total interest expense	3,420	6,092	19,023	26,636
Net interest income	11,026	10,189	42,120	41,094
Provision for loan losses	650	3,000	6,050	24,500
Net interest income after provision for loan losses	10,376	7,189	36,070	16,594
Noninterest income
Service charges on deposit accounts	836	901	3,361	4,021
Debit card usage fees	335	298	1,329	1,123
Service fee from SmartyPig, LLC	—	—	1,314	—
Trust services	202	205	818	786
Gains and fees on sales of residential mortgages	489	255	1,533	1,114
Increase in cash value of bank-owned life insurance	205	214	869	776
Gain from bank-owned life insurance	2	—	422	840
Other income	285	238	1,006	972
Total noninterest income	2,354	2,111	10,652	9,632
Investment securities gains (losses), net
Total other than temporary impairment losses	—	(30)	(305)	(3,444)
Portion of loss recognized in other comprehensive
income (loss) before taxes	—	(65)	—	832
Net impairment losses recognized in earnings	—	(95)	(305)	(2,612)
Realized securities gains, net	(13)	(76)	40	1,884
Investment securities (losses), net	(13)	(171)	(265)	(728)
Noninterest expense
Salaries and employee benefits	2,816	2,444	10,996	9,938
Occupancy	804	814	3,207	3,451
Data processing	449	449	1,815	1,761
FDIC insurance expense	802	469	3,082	2,736
Other real estate owned expense	1,059	153	1,716	368
Professional fees	255	160	959	964
Miscellaneous losses	122	11	1,330	70
Goodwill impairment	—	—	—	13,376
Other expense	1,094	1,199	4,639	5,241
Total noninterest expense	7,401	5,699	27,744	37,905

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Income (loss) before income taxes	$5,316	$3,430	$18,713	$(12,407)
Income taxes (benefits)	1,816	665	5,330	(7,356)
Income (loss) from continuing operations	3,500	2,765	13,383	(5,051)

Income (loss) from discontinued operations before income taxes	—	132	—	(10,262)
Income taxes (benefits)	—	81	—	(696)
Income (loss) from discontinued operations	—	51	—	(9,566)
Net income (loss)	3,500	2,816	13,383	(14,617)
Preferred stock dividends and accretion of discount	(571)	(568)	(2,284)	(2,276)
Net income (loss) available to common stockholders	$2,929	$2,248	$11,099	$(16,893)

SUPPLEMENTAL INFORMATION
Income (loss) from continuing operations	$3,500	$2,765	$13,383	$(5,051)
Preferred stock dividends and accretion of discount	(571)	(568)	(2,284)	(2,276)
Net income (loss) from continuing operations
available to common stockholders	$2,929	$2,197	$11,099	$(7,327)

PERFORMANCE HIGHLIGHTS
Return on average equity	9.45%	8.22%	9.49%	(10.21)%
Return on average assets	0.98%	0.70%	0.86%	(0.90)%
Net interest margin	3.46%	2.85%	3.04%	2.86%
Efficiency ratio	53.31%	44.02%	50.40%	45.99%